                                                                     Exhibit 5.1

                 Opinion of Curtis, Mallet-Prevost, Colt & Mosle

                                                            March 7, 1997

Wave Systems Corp.
480 Pleasant Street
Lee, MA  01238

Gentlemen:

                  We have acted as special counsel for Wave Systems Corp., a Delaware corporation (the "Company"), with respect to the proposed registration by the Company of 3,115,577 shares of the Company's Class A Common Stock, $0.01 par value per share (the "Shares"), covered by a Registration Statement on Form S-3 (Registration Statement No. 333- 20017, hereinafter the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). The Shares consist of
(i) up to 3,000,000 Shares issuable upon conversion of 150,000 shares of the Company's Series C Convertible Preferred Stock, par value $.01 per share (the "Series C Preferred Stock") and as dividends on the Series C Preferred Stock,
(ii) 37,500 Shares issuable upon the exercise of warrants issued in connection with the placement of the Series C Preferred Stock (the "Placement Warrants"), and (iii) an aggregate of 78,077 Shares held by five stockholders who acquired such shares in private transactions with the Company.

                  In connection herewith, we have examined the Restated Certificate of Incorporation, the By-laws, and the Registration Statement and all exhibits thereto (including those incorporated by reference), and such other documents as we have considered necessary.

                  In rendering this opinion, we have assumed, without any independent investigation or verification of any kind, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic or facsimile copies.

                  Based upon such examination, it is our opinion that (i) the Shares issuable upon conversion of the Series C Preferred Stock and as dividends on the Series C Preferred Stock, when issued in accordance with the terms of the Series C Preferred Stock, (ii) the Shares issuable upon exercise of the Placement Warrants, when issued in accordance with the terms of the Placement Warrants, and (iii) the Shares held by the aforementioned stockholders, are or will be, as the case may be, legally issued, fully paid and non-assessable.

                  We hereby consent to the reference to our name in the Registration Statement and in the related Prospectus under the caption "Legal Matters" and to the use of the foregoing opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under
Section 7 of the Act, or the rules and regulations of the Commission thereunder.

                  We are giving this opinion to the Company, and no person other than the Company may rely upon it.

                                               Very truly yours,

                                      /s/ Curtis, Mallet-Prevost, Colt & Mosle


                                       -2-